UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE NATIONAL BANK OF INDIANAPOLIS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

THE NATIONAL BANK OF INDIANAPOLIS CORPORATION

2012 NOTICE OF ANNUAL

MEETING OF SHAREHOLDERS

AND

PROXY STATEMENT

The National Bank of Indianapolis Corporation

107 North Pennsylvania Street

Suite 700

Indianapolis, Indiana 46204

(317) 261-9000

Notice of the 2010

Annual Meeting of Shareholders

The annual meeting of shareholders of The National Bank of Indianapolis Corporation (the “Company”) will be held on June 21, 2012, at 2:30 p.m., local time, at the main office of the Company at 107 North Pennsylvania Street, Indianapolis, Indiana to consider and take action on the following matters:

1.	The election of Kathryn G. Betley, David R. Frick and John T. Thompson as directors of the Company to serve a three-year term expiring in 2015, and the election of Christie B. Kelly as a director of the Company to serve a one-year term expiring in 2013;

2.	The ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2012; and

3.	The transaction of any other business that is properly raised at the meeting.

Only those shareholders of record at the close of business on April 19, 2012 shall be entitled to notice of and to vote at the annual meeting.

By Order of the Board of Directors.

MICHAEL S. MAURER
Chairman of the Board

Indianapolis, Indiana

April 19, 2012

Important—Please mail your proxy promptly.

Important Notice

Regarding the Availability of Proxy Materials for the Shareholders Meeting to be Held on June 21, 2012.

This proxy statement, proxy card and our 2011 Annual Report to Shareholders are available at

http://www.nbofi.com/proxy

The date of this proxy statement is April 19, 2012.

The National Bank of Indianapolis Corporation

107 North Pennsylvania Street

Suite 700

Indianapolis, Indiana 46204

PROXY STATEMENT

ANNUAL MEETING INFORMATION

This proxy statement contains information related to the annual meeting of shareholders of The National Bank of Indianapolis Corporation (the “Company,” “we,” “us,” or “our”) to be held on June 21, 2012, beginning at 2:30 p.m., local time, at the main office of the Company located at 107 North Pennsylvania Street, Suite 700, Indianapolis, Indiana, and at any postponements or adjournments thereof. The proxy statement was prepared under the direction of the Company’s Board of Directors to solicit your proxy for use at the annual meeting. This proxy statement and form of proxy were first mailed to shareholders on or about May 7, 2012.

As of the close of business on April 19, 2012, the record date for determining shareholders entitled to notice of and to vote at the annual meeting, we had a total of 2,327,537 shares of common stock issued and outstanding, which were held by approximately 615 shareholders of record. The Company has no other outstanding classes of capital stock outstanding and entitled to vote.

Why did I receive this proxy statement?

On or about May 7, 2012, we began mailing this proxy statement to everyone who was a shareholder as of the record date of April 19, 2012. We prepare a proxy statement each year to let our shareholders know when and where we will hold our annual shareholders’ meeting.

More importantly, this proxy statement:

•	includes detailed information about the matters that will be discussed and voted on at the meeting, and

•	provides you with updated information about the Company that you will need to consider in order to make an informed decision at the meeting.

Who will solicit the proxies and who is paying for them?

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company from the shareholders. The cost of soliciting proxies will be borne by the Company. In addition to use of mail, proxies may be solicited personally or by telephone or facsimile by directors, officers and certain employees of the Company who will not be specially compensated for such solicitation. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of stock and will reimburse them for the cost of forwarding the material.

What will occur at the annual meeting?

First, we will determine whether enough shareholders are present at the meeting to conduct business. A shareholder will be deemed to be “present” at the meeting if the shareholder:

•	is present in person, or

•	is not present in person but has voted by proxy card prior to the meeting.

A “quorum” is the presence at the meeting, in person or by proxy, of the holders of the majority of the outstanding shares of common stock. There must be a quorum for the meeting to be held. If we do not have a quorum, then we will postpone the meeting. The new meeting date will be announced at the meeting. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum.

If a quorum is present at the meeting, then we will vote on:

•

a proposal to elect Kathryn G. Betley, David R. Frick and John T. Thompson for three year terms as members of our Board of Directors, and to elect Christie B. Kelly for a one year term as a member of our Board of Directors;

•	a proposal to ratify our Audit Committee’s appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

•	any other matters which are properly raised at the meeting.

Ms. Betley and Messrs. Frick and Thompson are incumbent directors. Ms. Kelly was nominated to the Board of Directors in March 2012, subject to election by the shareholders at the annual meeting.

On each proposal, you are entitled to one vote for each share of stock that you own. Cumulative voting is not permitted. Your vote is completely confidential.

Each of the proposals has been approved by our Board of Directors. The Board of Directors is now soliciting your vote for each of the proposals.

After each proposal has been voted on at the annual meeting we will discuss and take action on any other matter that is properly brought before the meeting.

The Board of Directors recommends a vote FOR all of the nominees for director listed in Proposal 1, and a vote FOR Proposal 2.

How many votes are necessary to elect the nominees for director and approve other matters?

Directors will be elected by a plurality of the votes cast at the meeting. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present.

The ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 will be approved if the votes cast in favor of these respective proposals exceed the votes cast against such proposals. Abstentions will not be counted either for or against these proposals.

If you own your shares through a broker and you do not provide your broker with specific voting instructions, your broker may vote your shares at its discretion on certain routine matters, but not on non-routine matters. The ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm is considered a routine matter as to which your broker will be permitted to vote your shares. However, the other proposals are considered non-routine matters as to which your broker may not be able to vote your shares absent your instructions. We refer to these as a “broker non-votes.” Shares that are the subject of a broker non-vote will be counted as present for purposes of determining a quorum but are not considered a vote cast for the purpose of determining whether shareholders have approved a matter. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

Who will count the votes?

Tellers appointed at the annual meeting will count the votes cast by proxy or in person.

How do I vote if I am not planning to attend the annual meeting?

Sign and date each proxy card you receive and return it in the prepaid envelope. If you sign your proxy, but do not mark your choices, your proxies will vote:

•	FOR the persons nominated for election as directors; and

•	FOR ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

What if other matters come up during the annual meeting?

If any matters other than those referred to in the notice of annual meeting of shareholders properly come before the meeting, the individuals named in the accompanying form of proxy will vote the proxies held by them as recommended by the Board of Directors or, if no recommendation is given, in their own discretion. As of the date of this proxy statement, the Company is not aware of any business other than the items referred to in the notice of annual meeting of shareholders that may be considered at the meeting.

If for any reason any of the director/nominees becomes unable or is unwilling to serve at the time of the meeting (an event which the Board of Directors does not anticipate), the persons named as proxies in the accompanying form of proxy will have discretionary authority to vote for a substitute nominee or nominees named by the Board of Directors if the Board of Directors elects to fill such nominees’ position. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What if I want to change my vote or revoke my proxy?

You can change your vote or revoke your proxy on a proposal any time before the meeting for any reason. To change your vote or to revoke your proxy before the annual meeting:

•	write to our President at 107 North Pennsylvania Street, Suite 700, Indianapolis, Indiana 46204,

•	submit another properly signed proxy with a more recent date, or

•	vote in person at the meeting.

How do I raise a matter for discussion at an annual meeting?

Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission. Proposals intended for inclusion in next year’s proxy statement and proxy card must be received by the Company not later than January 7, 2013. If notice of any other shareholder proposal intended to be presented at the 2013 annual meeting is not received by the Company on or before March 23, 2013, the proxies will have discretionary authority to vote on the matter. All proposals and notifications should be addressed to the President of the Company.

If a shareholder raises a matter at the meeting that was not included in the proxy statement and that requires a shareholder vote, the person to whom you have given your proxy will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will publish the final results in a Current Report on Form 8-K filed with the Securities and Exchange commission within four business days of the date of the annual meeting.

PROPOSAL ONE — ELECTION OF DIRECTORS

Four directors will be elected at the annual meeting. If elected, Kathryn G. Betley, David R. Frick and John T. Thompson will serve a three-year term lasting until the 2015 annual meeting and until their respective successors are chosen and qualified. The Company’s articles of incorporation provide that the Board of Directors will be divided into three classes, as equal in number as possible. To accomplish this, Ms. Kelly, if elected, will serve a one year term lasting until the 2013 annual meeting and until her successor is chosen and qualified. For more information about the nominees, see “Other Information You Need to Make an Informed Decision.”

This year’s nominees for election to the Board of Directors are as follows:

Kathryn G. Betley

Director since 1995

Age 69

David R. Frick

Director since 1993

Age 67

John T. Thompson

Director since 2005

Age 57

Christie B. Kelly

Age 50

Our Board of Directors recommends that you vote FOR the election of Kathryn G. Betley, David R. Frick, John T. Thompson, and Christie B. Kelly.

PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors appointed Crowe Horwath LLP to serve as our independent registered public accounting firm for the 2012 fiscal year and is soliciting your ratification of that selection.

Your ratification of the Audit Committee’s selection of Crowe Horwath LLP is not necessary because the Audit Committee has responsibility for selection of our independent registered public accounting firm. However, the Audit Committee will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future. A representative of Crowe Horwath LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement or respond to any appropriate questions that shareholders may have.

Our Board of Directors recommends a vote FOR the ratification of the selection of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

OTHER INFORMATION YOU NEED TO MAKE AN INFORMED DECISION

EXISTING DIRECTORS OF THE COMPANY AND NOMINEES

Who is on our Board of Directors and who are the nominees for director?

The directors continuing in office after the annual meeting and our nominees are listed in the table below. Each director elected by shareholders serves a term of three years or until their respective successors are chosen and qualified.

The following existing directors are independent (as defined in the NASDAQ listing standards): Kathryn G. Betley, David R. Frick, Andre B. Lacy, William S. Oesterle, Michael S. Maurer, Nathan J. Feltman, and John T. Thompson. In addition, Christie B. Kelly, the only nominee who is not an existing director, would be considered an independent director if elected. Morris L. Maurer, the President and Chief Executive Officer of the Company is the only director who is not independent.

Nominee For A One-Year Term Who Is Not an Existing Director

Name	Age	Office and Business Experience for the Past Five Years
CHRISTIE B. KELLY	50	Ms. Kelly is the executive vice president and chief financial officer of Duke Realty Corporation (NYSE: DRE), and has held that position since February 2009. Ms. Kelly brings a wealth of financial leadership skills and diversified experiences to the Board of the Company. Ms. Kelly has over 25 years of experience ranging from financial planning and strategic development to senior leadership roles in financial management, mergers and acquisitions, information technology and investment banking. At GE she held a variety of domestic and global leadership roles for GE Real Estate, GE Capital, GE Corporate Audit and GE Medical Systems. In 2007, Kelly joined Lehman Brothers as senior vice president of global real estate, where she led real estate equity syndication in the United States and Canada. We believe that Ms. Kelly’s past experience as an executive officer and as the chief financial officer of a publically traded company will make her a valuable member of our Board.

Directors With Terms Expiring In 2012 Nominated For An Additional Three-Year Term

Name	Age	Office and Business Experience for the Past Five Years
KATHRYN G. BETLEY	69	Ms. Betley, a director since 1995, was chairperson of the board, secretary and co-owner of Romancing the Seasons, a retail store located in Indianapolis, from 1989 through 2005. Ms. Betley is currently retired. She is an active community volunteer in the Indianapolis area and is involved with and serves on the boards of many civic organizations. Ms. Betley currently is a trustee of Citizens Energy Group; a member of the board of trustees of Butler University (past chairperson of the Board); a lifetime member of the Board of Directors, United Way of Central Indiana (past Chairperson of the Board); chairperson of Community Health Network; a member of the Founders Board of the Indianapolis Zoological Society; and, a member of the board of directors of the Indiana Chapter Nature Conservancy. Among other civic and business activities, Ms. Betley was also a member of the Local Organizing Committee for PAX/Indianapolis (Pan American Games) and served as vice president Volunteer Services as a full time volunteer. Ms. Betley also served as chairperson of Visionary Enterprises, Inc. (a for profit subsidiary of Community Hospital Network). We believe that Ms. Betley’s history of management and extensive community contacts and involvement make her a valuable member of our Board.

DAVID R. FRICK	67	Mr. Frick, a director since 1993, is retired from WellPoint, Inc. (the country’s largest health insurance company which merged with Anthem Insurance), where he served as the executive vice president and chief legal and administrative officer from 1995 until his retirement in June 2005. Prior to joining Anthem Insurance, he served as a director. Mr. Frick was a partner at the law firm of Baker & Daniels from 1982 to 1995, and he was managing partner from 1987 to 1992. He was Deputy Mayor of the City of Indianapolis from 1977 to 1982. He also is a director of Statewide Mobility Partners (joint venture between Cintra Concessiones and Marquarie Infrastructure Group to operate toll roads); Artistic Media Partners, Inc. (radio stations); GS & J Investments, LLC (real estate); and chairman of the board of the Indiana Stadium and Convention Building Authority (the entity which built the new stadium and major expansion of the convention center in downtown Indianapolis). We believe that Mr. Frick’s extensive management experience in private and public companies, community involvement and contacts, and board experience make him a valuable member of the Board.

Directors With Terms Expiring In 2012 Nominated For An Additional Three-Year Term (continued)

Name	Age	Office and Business Experience for the Past Five Years
JOHN T. THOMPSON	57	Mr. Thompson, a director since 2005, is Chairman and Chief Executive Officer of the following Indianapolis based organizations: Thompson Distribution Company, Inc., a distributor of mechanical supplies and equipment; First Electric Supply Company, LLC, a distributor of electrical supplies and equipment; CMID, an architectural and engineering design firm; and BC Countertops, a a fabricator and installer of cabinets, countertops and millwork. Mr. Thompson also served as a consultant for McKinsey and Company in the New York and London offices from 1981-1982. From 1984 to 2001, Mr. Thompson served as vice president of Mays Chemical Company, Inc., in Indianapolis. He serves on the Board of Herff Jones; as Chairman of Indiana Black Expo; Vice Chair of Greater Indianapolis Chamber of Commerce; Chairman of National Center of Complex Operations; Indiana Economic Development Corporation; Indiana Stadium and Convention Building Authority; Wishard Foundation; Riley Foundation; Columbia University Graduate School of Business and Studio Museum of Harlem both in NYC. He earned an MBA from Columbia University and a BS in Chemical Engineering from Cornell University. We believe that Mr. Thompson’s entrepreneurial experience and extensive involvement and contacts in our community make him a valuable member of our Board.

Directors Continuing In Office With Terms Expiring in 2013

Name	Age	Office and Business Experience for the Past Five Years
MICHAEL S. MAURER	69	Mr. Maurer, the chairman of the Board since 1993, was self-employed as an attorney from 1969 through 1988. In 1990, Mr. Maurer became chief executive officer and fifty percent owner of IBJ Corp., a publishing company which owns The Indianapolis Business Journal, The Court and Commercial Record, and Indiana Lawyer. From April 1991 through December 1992, Mr. Maurer served as a director and member of the Executive Committee of Merchants National Bank/National City Bank, Indianapolis, Indiana. From 2005 through 2006, Mr. Maurer served as President of the Economic Development Corporation and in 2006 served also as Secretary of Commerce. He also serves as a director of Angie’s List (Nasdaq:ANGI). We believe that Mr. Maurer’s past experience as a director of a financial institution, diverse entrepreneurial and board experience and extensive involvement and contacts in our community make him a valuable member of our Board.

WILLIAM S. OESTERLE	46	Mr. Oesterle, a director since 2007, is one of the founders of Angie’s List (Nasdaq:ANGI) and has served as a member of its board of managers since the company’s inception in June of 1995. He joined as chief executive officer of Angie’s List on January 1, 1999. Prior to joining Angie’s List, Mr. Oesterle had been a partner with CID Equity Partners, a Midwest-based venture capital firm. In 2004, he managed the successful “Mitch Daniels for Governor” campaign. We believe that Mr. Oesterle’s management and entrepreneurial experience, venture capital experience, and involvement and contacts in our community make him a valuable member of our Board.

Directors Continuing In Office With Terms Expiring in 2014

Name	Age	Office and Business Experience for the Past Five Years
NATHAN J. FELTMAN	41	Mr. Feltman, a director since 2011, is co-owner and President of Home Health Depot, Inc., a provider of home medical equipment and services. Home Health Depot, Inc., with operations in Indiana, Illinois, Iowa and Michigan, provides patients and referral sources a single point of contact for all of their home medical equipment needs. From 2006-2008, Mr. Feltman served as Secretary of Commerce for the State of Indiana and CEO of the Indiana Economic Development Corporation (IEDC). As Secretary of Commerce, he served as a member of Governor Daniels’ cabinet and led Indiana’s economic development efforts. From 2005-2006, he served as Executive Vice President and General Counsel to the IEDC. Prior to joining IEDC, Mr. Feltman was a partner with the law firm of Baker Daniels and Ice Miller in Indianapolis, Altheimer & Gray in Chicago, and spent nearly four years in Moscow, Russia with the international law firms Baker & McKenzie and Steptoe & Johnson. Mr. Feltman serves on the Board of Directors for the Indiana University Alumni Association, the Indiana State Chamber, the International Center of Indianapolis, the Indy Partnership, and serves as a Commissioner on the Business Law Survey Commission as an appointee of Governor Daniels. He is past president and board member of the Indiana University School of Law-Indianapolis Alumni Association and previously served on the board of directors of Indy Partnership, BioCrossroads, BioCrossroads Linx and BioCrossroads Seed Fund, as well as the Indiana Leadership Forum. The Board of Directors believes that Mr. Feltman’s broad governmental, legal business experience and involvement and contacts in our community makes him a valuable member of our Board.

ANDRE B. LACY	72	Mr. Lacy, a director since 1993, began his career in 1961 with the predecessor of LDI, Ltd., U.S. Corrugated-Fiber Box, Co., as an analyst. Mr. Lacy held various positions with the company and is currently chairman of the board of LDI Ltd., LLC and its subsidiaries. Its various entities include: Lacy Distribution, Inc.; Tucker-Rocky Distributing; and OIA Global. Mr. Lacy was a director of Merchants National Bank & Trust Company and Merchants National Corporation/National City Corporation from 1979 through 1992. He also served as chairman of the finance committee and as a member of the executive committee. Mr. Lacy is currently a director of Patterson Companies, Inc., St. Paul, Minnesota, Herff Jones, Inc., Indianapolis, Indiana, Hulman and Company, Indianapolis, Indiana, and IMS Corporation, Indianapolis, Indiana. We believe that Mr. Lacy’s past experience as a director of a financial institution, his management experience, his board experience, and his contacts and involvement in the community make him a valuable member of our Board.

Directors Continuing In Office With Terms Expiring in 2014 (continued)

Name	Age	Office and Business Experience for the Past Five Years
MORRIS L. MAURER	60	Mr. Maurer, a director since 1993, is the president, chief executive officer and a director of the Company and the Bank. He has served in that capacity since the inception of the Company and the Bank. He was employed by Indiana National Bank/INB Financial Corporation from 1975 through 1992. In Mr. Maurer’s capacity as senior vice president, he was responsible for corporate-wide strategic planning, venture capital, chairman of corporate and lead bank ALCO committees, mergers and acquisitions, and economic research. We believe that Mr. Maurer’s banking experience, management experience and position with the Company and his involvement and contacts in our community make him a valuable member of our Board.

The number of directors on the Board of Directors is fixed at nine members.

Certain Relationship. Certain family relationships exist among the directors of the Company. Michael S. Maurer and Morris L. Maurer are cousins. There are no arrangements or understandings between any of the directors pursuant to which any of them have been selected for their respective positions.

Board Committees and Meeting Attendance. The Board has established a number of committees which facilitate their administration and oversight of the Company and the Bank. Among these committees are a Compensation Committee and the Audit Committee. Committees report their actions to the full Board at its next regularly-scheduled meeting. A description of the membership and duties of these committees is set forth below.

The Board of Directors held 11 regular meetings in 2011 and no special meetings. None of the directors of the Company attended fewer than 75% of the total number of meetings of the Board and the committees on which he or she served, except for Mr. Lacy who attended 66.7% of such meetings.

The Company does not have a policy which requires the directors to attend the annual meeting; however, all of the directors of the Company attended the 2011 annual meeting.

The Company has no standing nominating committee or any committee performing similar functions; such functions are performed by the Board as a whole. The Board believes that because seven of the nine existing directors are “independent,” as defined in the NASDAQ listing standards, it is appropriate for the entire Board of Directors to discuss and consider matters relating to nominations and the selection of director nominees. Morris L. Maurer is not considered independent for this purpose. Because of the manner in which the Board of Directors identifies potential directors, the Board of Directors does not have a formal policy with respect to the consideration of any nominees recommended by a shareholder. In the nomination process, the Board of Directors identifies director nominees through a combination of referrals, including by management, existing board members and shareholders. Nominees recommended by a shareholder will be evaluated on the same basis as other nominees. Once a candidate has been identified, the Board of Directors reviews the individual’s experience and background and may discuss the proposed nominee with the source of the recommendation. If the Board believes it to be appropriate, certain Directors may meet with the proposed nominee before making a final determination. The Board considers all factors it deems relevant regarding a possible director nominee, including his or her business experience, civic involvement, and general reputation in the community. In this respect, the Board has not identified any specific minimum qualifications which must be met to be considered as a nominee. The Company does not have a formal policy with regard to the consideration of diversity in identifying Director nominees, but the Board strives to nominate Directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate experience, talent, skills, and expertise to oversee the Company’s businesses.

Compensation Committee. The Compensation Committee is comprised of Mr. Frick (the Chairperson), Mr. Lacy, and Mr. Michael S. Maurer. The Compensation Committee held six meetings in 2011. All members of the Compensation Committee are independent, as defined in the NASDAQ listing standards. The Compensation Committee has not adopted a written charter. The Compensation Committee:

•	determines executive compensation and makes recommendations with respect to compensation of the Board of Directors; and

•	considers and makes recommendations with respect to other compensation matters to the Board of Directors.

As part of its responsibilities to annually review all incentive compensation and equity-based plans, and evaluate whether the compensation arrangements of the Company’s employees incentivize unnecessary and excessive risk-taking, the Compensation Committee evaluated the risk profile of our compensation policies and practices for 2011, and concluded that they do not motivate imprudent risk taking. The Compensation Committee also reviewed our compensation programs for design features that may have the potential to encourage excessive risk-taking. Based upon such review, the Compensation Committee concluded that our compensation programs do not include such elements.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee is or was formerly an officer or an employee of the Company or the Bank. No executive officer of the Company or the Bank serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Company’s Board of Directors, nor has such an interlocking relationship existed in the past.

Audit Committee. The Audit Committee is comprised of Ms. Betley (Chairperson), Mr. Lacy, and Mr. Thompson. The Audit Committee held seven meetings in 2011. All members of the Audit Committee are independent, as defined in the NASDAQ listing standards. The Board of Directors has determined that Mr. Lacy is an “audit committee financial expert,” as defined by the regulations of the Securities and Exchange Commission. A copy of the Company’s Audit Committee Charter was attached as Appendix B to the Company’s 2010 proxy statement filed with the Securities and Exchange Commission on April 29, 2010.

The principal functions of the Audit Committee include:

•	Annually evaluating and appointing the external auditor;

•

Reviewing with the external auditor and with management the proposed scope of the annual audit, past audit experience, the Company’s program for the internal examination and verification of its accounting records and the results of recently completed internal examinations;

•	Reviewing any significant disagreements between management and the external auditor in connection with the preparation of the financial statements;

•	Discussing the quality and adequacy of the Company’s disclosure controls and internal controls with management, the internal auditors and the external auditor;

•	Reviewing the Company’s annual proxy statement and its annual and quarterly filings with the Securities and Exchange Commission;

•	Reviewing with the Bank’s compliance officer the Bank’s compliance with regulatory requirements; and

•	Overseeing the Company’s risk management and reporting to the Board its conclusions regarding the adequacy of the Company’s risk management processes.

How was the current slate of nominees for director selected?

The Board of Directors selected this year’s slate of candidates. The Company received no shareholder recommendations for nomination to the Board of Directors in connection with the 2012 annual meeting of Shareholders. Ms. Kelly was nominated to the Board of Director, subject to election by the shareholders at the annual meeting, in March 2012 to fill the vacancy created by the resignation of Philip B. Roby upon his retirement from the Company on December 31, 2011. Messrs. Frick, Thompson and Ms. Betley and are incumbent directors, each elected by the shareholders, who are standing for re-election. Messrs. Frick, Thompson and Ms. Betley abstained from participating in discussions regarding or voting upon their selection as nominees.

How is the Board leadership structured and what is is the Board’s role in risk oversight?

The Company has always separated the positions of chairman of the board and chief executive officer. We believe that separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board recognizes the demands placed on the chief executive officer and the commitment required to serve as our chairman continue to grow. While our bylaws do not require that our chairman and chief executive officer positions be separate, the Board believes that having separate positions and having an independent outside director serve as chairman is the appropriate leadership structure for the Company.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk, liquidity risk, compliance risk and transaction risk. Management is responsible for the day-to-day management of risks the Company faces, while the Board and its committees have responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board believes that establishing the right “tone at the top” and that full and open communication between management and the Board of Directors are essential for effective risk management and oversight. Our chairman communicates regularly with our president and chief executive officer to discuss strategy and risks facing the Company. Members of executive management attend the monthly Board meetings and are available to address any questions or concerns raised by the Board on risk-related and any other matters. Each month, the Board of Directors receives presentations from executive management on strategic matters involving our operations. The Board meets with executive management to discuss strategies, key challenges, and risks and opportunities for the Company. While the Board is ultimately responsible for risk oversight at our Company, our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Board has designated the Audit Committee to take the lead in overseeing risk management and the Audit Committee makes periodic reports to the Board regarding briefings provided by management and advisors as well as the Committee’s own analysis and conclusions regarding the adequacy of the Company’s risk management processes.

How is our Board of Directors paid?

The following table details compensation of Directors, other than Morris L. Maurer and Philip B. Roby, for 2011. Morris L. Maurer and Philip B. Roby, each of whom was a director and executive officer in 2011, receive no fees in their capacity as a director. Mr. Roby retired as an officer and as a director on December 31, 2011. For information regarding Mr. Maurer’s and Mr. Roby’s compensation, see the Summary Compensation Table on page 20 and the Compensation Discussion and Analysis beginning on page 13.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	Total ($)
(a)	(b)	(c)	(h)
Michael S. Maurer	$40,009	$59,991	$100,000
Kathryn G. Betley	$17,091	$9,976	$27,067
Nathan J. Feltman	$3,524	$9,976	$13,500
David R. Frick	$13,691	$9,976	$23,667
Andre B. Lacy	$15,224	$9,976	$25,200
William S. Oesterle [2]	$12,379	$14,955	$27,334
Todd H. Stuart	$10,167	$0	$10,167
John T. Thompson [3]	$14,609	$17,458	$32,067

1.	Directors were awarded shares of our common stock as compensation for their service as a Director on July 15, 2011. The fair market value of our shares on that date was determined to be $45.76.
2.	Included in Mr. Oesterle’s 2011 stock awards are common stock shares awarded as compensation for his service in 2007 in the amount of $5,000 or 104 shares of common stock. The fair market value of our shares on that date was determined to be $47.88.
3.	Included in Mr. Thompson 2011 stock awards are common stock shares awarded as compensation for his service in 2005 in the amount of $7,500 or 193 shares of common stock. The fair market value of our shares on that date was determined to be $38.77.

As reflected in the above table, Directors are compensated in the form of cash and grants of common stock. For 2011, Messrs. Thompson, Frick, Lacy, Oesterle, and Feltman and Ms. Betley each were awarded stock of the Corporation equal to approximately $10,000, which number of shares equaled 218 shares. In addition, each director received $833 per Board meeting attended. For all committee meetings except the audit committee, Directors were paid $500 per committee meeting attended. Members of the audit committee received $700 per audit committee meeting attended. Ms. Betley, the chairperson of the audit committee, also received a fee of $2,000 for her service as audit committee chairperson. In 2011, Michael S. Maurer, who is the Chairman of the Board of Directors but is not an employee, received an annual director fee composed of a cash payment equal to $40,000 in January and a grant of shares of the Company equal to $60,000 in July, which number of shares equaled 1,311 shares. Mr. Maurer receives no other fees in his capacity as a director.

EXECUTIVE OFFICERS OF THE COMPANY

Who are our Executive Officers?

The executive officers of the Company and the Bank as of April 19, 2012 are listed in the table below. Each officer serves a term of office of one year or until the election and qualification of his successor.

Name	Age	Office and Business Experience
Morris L. Maurer	60	See Mr. Maurer’s biography on page 9.

Debra L. Ross	50	Ms. Ross is an executive vice president and the chief financial officer of the Company and the Bank. She has been the chief financial officer of the Company and the Bank since its formation in 1993.

Mark E. Bruin	54	Mr. Bruin is an executive vice president of the Company and the Bank and the cashier, chief banking officer, and chief lending officer the Bank. He has been employed by the Bank since 2001 and has over 30 years of banking experience.

Terry K. Scott	48	In February 2006, Mr. Scott was appointed as the chief credit officer of the Bank. He has been employed by the Bank since 1998 and has over 20 years of experience in banking.

On December 31, 2011 Philip B. Roby, age 68, retired as a Director and as the Executive Vice President and Chief Operating Officer of the Company and the Bank. Mr. Roby had served in those capacities since the inception of the Company and the Bank in 1993.

COMPENSATION DISCUSSION AND ANALYSIS

What are the goals, policies, and objectives of our compensation programs?

At the core of our compensation philosophy is the belief that:

•	executive compensation should be linked to the performance of the Company;

•	executive compensation and accountability should generally increase with position and responsibility;

•	total executive compensation generally should be higher for individuals with greater responsibility and greater ability to influence the Company’s achievement of strategic objectives; and

•	the Company needs to offer competitive compensation in order to insure management continuity.

The Company’s executive compensation goals, policies, and objectives are designed to provide competitive levels of compensation to the executive officers and to reward officers for individual performance and for performance of the Company as a whole. Our compensation program is designed to support the Company’s strategic objectives and align the interests of management with those of our shareholders. In this regard, the Compensation Committee examines the Company’s business plan and strategic objectives and makes compensation decisions intended to attract and retain leaders and reward them for achieving the Company’s strategic initiatives and objective measures of success.

In order to establish the link between Company performance and executive officer compensation, our executive compensation program is designed to focus our executive officers on achieving short-term or annual performance goals through our incentive compensation program, and to align the interests of our executive officers and the shareholders through our stock option and restricted stock program. Our executive compensation program is also intended to be sufficiently competitive to attract and retain talented executive officers and motivate these individuals to achieve the Company’s strategic objectives.

What are the components of executive compensation?

In 2011, the Company’s executive compensation program had four principal components:

•	base salary;

•	incentive bonus plan;

•	discretionary bonus plan; and

•	awards of shares of restricted stock.

Compensation Study

During the fourth quarter of 2009 the Compensation Committee engaged Crowe Horwath LLP to update its 2007 report prepared for the Compensation Committee in its connection with its review of the compensation arrangements for the Directors and the named executive officers of the Company in order to help the Compensation Committee assure that the Company’s compensation arrangements and practices were competitive. This report was utilized by the Compensation Committee in 2011. Crowe was paid $9,268 for these services. The Compensation Committee believed it was prudent to take this action in order to assist it in achieving the goals embodied in our compensation philosophy.

Crowe Horwath LLP used three data points for its review and analysis, which consisted of the following:

•	2009 Crowe Financial Institutions Compensation Survey (Comprehensive, Midwest, Regional, and State of Indiana);

•	Economic Research Institute (October, 2009); and,

•	Compensation derived from proxy data from a peer group of six publicly traded financial institutions.

The six organizations included in the peer group were:

•	Horizon Bancorp (Michigan City, Indiana);

•	Porter Bancorp, Inc. (Louisville, Kentucky);

•	Bank of Kentucky Financial Corporation (Cincinnati, Ohio);

•	Dearborn Bancorp, Inc. (Dearborn, Michigan);

•	First Financial Service Corp. (Elizabethtown, Kentucky); and

•	First Merchants Corporation (Muncie, Indiana).

The Compensation referred to this information in determining compensation for its named executive officers for 2011, including base salary, bonus as a percentage of salary, and specific components of compensation as a percentage of aggregate compensation. The Compensation Committee did not benchmark against any of these sources of information, but it did review and consider these sources of information in order to determine whether the compensation packages being offered by the Company were reasonable and competitive. Based upon this review, the Compensation Committee determined that the compensation packages being offered to the named executive officers in 2011 were reasonable and competitive.

Base Salary

Base salary is an essential element of executive compensation because it provides executive officers with a base level of monthly income. As stated above, one goal of our executive compensation philosophy is offer compensation levels which will attract and retain talented executive officers. Accordingly, in determining the base salary of the named executive officers for 2011, the Compensation Committee reviewed the information from the Crowe Compensation Study. In addition, in determining the compensation of each named executive officer, the Compensation Committee reviewed and considered the following:

•	the named executive officer’s skills, qualifications and experience;

•	the named executive officer’s scope of responsibilities and future potential;

•	the salary level of the named executive officer for the prior fiscal year;

•	the average salary percentage increase for all employees of the Company for excellent, outstanding, and good job performance; and,

•	the performance of the named executive officer during the past fiscal year (as reflected in the performance reviews of the named executive officers).

We believe it is appropriate to consider these factors in establishing an individual’s base salary because of the need to attract and retain quality executive officers and link the salary to job performance, potential, and overall value to the Company. In weighing these factors, the Committee makes inherently subjective judgments and does not apply any specific weighting to the above factors.

In considering the performance of Morris L. Maurer, the president and chief executive officer of the Company, the Compensation Committee specifically considered the Company’s total assets, total loans, total deposits, total wealth assets under management, and net income year-end figures as compared to the Company’s profit plan for 2010. The Compensation Committee also considered non-financial factors, including employee and customer retention, credit quality, results of regulatory examinations, and issues (if any) raised by the Company’s independent registered public accounting firm. The Compensation Committee also considered the operational challenges met and advances made by the Company in 2010.

In considering the performance of Philip B. Roby, the executive vice president and chief operating officer of the Company, the Compensation Committee specifically considered growth in fee income and deposits, and the decrease in loan losses compared to the Company’s profit plan for 2010, employee and customer retention, credit quality, the amount of non-credit losses, and general management performance.

In considering the performance of Debra L. Ross, the chief financial officer of the Company, the Compensation Committee specifically considered Ms. Ross’ efforts with respect to the enhanced ALCO modeling, results of the Company’s investment program, liquidity management, five-year capital planning, stock repurchase plan analysis, and operational matters.

In considering the performance of Mark E. Bruin, the chief client officer of the Company, the Compensation Committee specifically considered growth in fee income and deposits compared to the Company’s profit plan for 2010, employee and customer retention, credit quality, loan losses, and general management performance.

In considering the performance of Terry K. Scott, the chief credit officer of the Company, the Compensation Committee specifically considered Mr. Scott’s role in the Company’s decrease in loan losses, new commercial real estate policies, four-month role as “interim” manager of the Bank’s loan review department, effectiveness of the loan review and workout process, credit quality, and general management performance.

Bonus and Non-Equity Incentive Compensation

As stated above, one of the principles of our compensation philosophy is the belief that executive compensation should be linked to the performance of the Company. We establish that link through our annual incentive bonus plan (the “Incentive Bonus Plan”), the discretionary bonus plan (the “Discretionary Plan”), and the top management bonus plan (the “Top Management Plan”). As discussed below, the Incentive Bonus Plan linked bonus compensation directly to the Company’s 2011 financial performance. The Discretionary Plan and the Top Management Plan are based upon a review of both objective and subjective criteria and do not have any formal established objective goals. The payments received under the Discretionary Plan and the Top Management Plan are reflected in the “Bonus” column of the Summary Compensation Table.

Under the terms of the Incentive Bonus Plan, all employees, including the named executive officers, were eligible to receive a bonus of a percentage of their salary, which was based upon a formula comparison of actual performance to the Company’s profit plan. The maximum payout possible under this formula bonus plan was 20.0%. For 2011, employees received a bonus payout under this plan equal to approximately 17.4% of their salaries.

All employees, other than Morris L. Maurer, Philip B. Roby, Debra L. Ross, Mark E. Bruin and Terry K. Scott (who participated in 2011 in the Company’s Top Management Bonus Plan, as discussed below), participated in the 2011 Discretionary Plan. These bonus amounts were recommended to the Compensation Committee by Messrs. Maurer and Roby in order to reward extraordinary individual performance deemed critical to the success of the Company. The aggregate maximum bonus payout available under this bonus plan totaled $187,000, of which $173,000 was paid out in 2012.

An additional bonus amount in the aggregate amount of $210,000 or 15.8% of the combined salaries for Messrs. Maurer, Roby, Bruin, Scott and Ms. Ross for 2011 was established under the Top Management Bonus Plan. Under the terms of the Top Management Bonus Plan, Mr. Maurer was eligible to receive a maximum bonus equal to 20% of his 2011 salary; and Messrs. Roby, Bruin, and Scott and Ms. Ross each was eligible to receive a maximum bonus equal to 15% of his or her respective salary. A total of $195,900 was paid out under this bonus plan in 2012, or 14.6% of the combined salaries of the participants.

Following is a table reflecting the payments from the Company’s bonus and non-equity incentive plans to the named executive officers.

Name	Incentive Plan Awards	Top Management Plan Awards	Total Awards	Totals Awards as a Percentage of 2011 Salary
Morris L. Maurer	$67,084	$67,958	$135,042	36%
Philip B. Roby	$55,193	$42,902	$98,095	31%
Debra L. Ross	$38,857	$29,523	$68,380	31%
Mark E. Bruin	$43,104	$33,123	$76,227	31%
Terry K. Scott	$29,363	$22,394	$51,757	31%

Stock Options and Restricted Stock

The Company’s 2005 Equity Incentive Plan authorizes the issuance of up to 733,000 shares of the Company’s common stock to participants pursuant to the award of shares of restricted stock or the grant of stock options. The purpose of the Equity Incentive Plan is to further align the interest of the executive officers with the Company’s performance and interest of its shareholders, and to encourage employees to continue their employment with the Company.

In considering the amount of awards, the Compensation Committee looks at past awards, the vesting schedule of the past awards, and the amount of “overhang” the awards would create. The objective is to keep the amount of “overhang” to 10% or less. The amount of overhang is currently at 4.9%. In addition, the Compensation Committee generally tries to grant awards which would be meaningful to the employee’s total compensation and at a competitive level.

To further align the interests of the executive officers and the shareholders, any options which are granted must have an exercise price that is equal to the fair market value of the Company’s common stock on the grant date; as such, the options have no value unless the common stock price exceeds the exercise price of the options. The exercise price of an option may not be decreased after the date of grant nor may an option be surrendered to the Company as consideration for the grant of a replacement option with a lower exercise price, except as approved by our shareholders or as adjusted for specified corporate transactions.

To encourage the recipient of the option or award to stay with the Company, all options and awards of shares of restricted stock awarded in recent years provide that none will vest until 5 years from the date of grant.

Employment Contract

In December 2005, the Company entered into an agreement with Morris L. Maurer, the president and chief executive officer of the Company. A copy of Mr. Maurer’s agreement is filed as Exhibit 10.06 to the Company’s Form 8-K filed with the Securities and Exchange Commission and dated November 26, 2008. The Compensation Committee and the Board of Directors believes that the retention of Mr. Maurer is important for the long-term success of the Company, and entered into the agreement in order to incent Mr. Maurer to continue with the Company. The terms of the agreement were agreed upon through arms-length discussions between Mr. Maurer and the Compensation Committee.

The term of the agreement is from December 15, 2005, until the date Mr. Maurer’s employment with the Company is terminated or his 65th birthday. Under the terms of the agreement, Mr. Maurer will receive severance pay if his employment is terminated by the Company for any reason other than cause, disability, retirement, resignation (all as defined in the agreement), or death of the executive. Mr. Maurer will also receive severance pay if he elects to terminate his employment for “good reason” (as defined in the agreement).

If Mr. Maurer is entitled to receive severance pay, he will receive through the date of termination his salary, a pro-rata portion of his annual bonus for the fiscal year in which the termination occurs, and accrued vacation time. He also will receive an amount equal to two times his highest annual rate of base salary during the 12-month period immediately prior to termination, two times his most recent bonus amount prior to termination, and two times the highest amount shown in the “all other compensation” column of the summary compensation table set forth in the Company’s proxy statement most recently filed with the Securities and Exchange Commission. The Company also will maintain in full force and effect for the benefit of Mr. Maurer each employee welfare benefit plan and pension plan in which he participated immediately prior to termination (unless an essentially equivalent plan is provided by a subsequent employer). The Company also will provide Mr. Maurer with two additional years of service credit under all nonqualified retirement plans and excess benefit plans in which he participated immediately prior to his termination. Under the terms of the agreement, Mr. Maurer generally will be subject to a confidentiality requirement and a two-year non-solicitation and covenant-not-to-compete following termination of employment.

If a “change of control” (as defined in the agreement) has occurred and the Company terminates Mr. Maurer’s employment for any reason other than cause during the 12-month period immediately following the change in control, or he elects to terminate his employment during the 90-day period immediately following the change in control for any reason other than disability or death, he will receive 2.99 times his “base amount” and an additional “gross-up” payment if this amount is subject to an excise tax under the Internal Revenue Code. The “gross-up” payment will be made so that after payment by Mr. Maurer of all taxes he will retain an amount of the gross-up payment equal to the excise tax imposed on any payments received.

Deferred Compensation Plan

In December 2005, the Company adopted The National Bank of Indianapolis Corporation Executives’ Deferred Compensation Plan (the “Deferred Compensation Plan”), effective January 1, 2005, which is administered by the Compensation Committee. Mr. Maurer and Mr. Roby were the only two executives currently eligible to participate in the Plan. Mr. Roby retired effective December 31, 2011; as such, currently Mr. Maurer is the only participant in the Deferred Compensation Plan. The Compensation Committee and the Board of Directors believes that the retention of Mr. Maurer is important for the long-term success of the Company, and adopted the Deferred Compensation Plan in order to incent him to continue with the Company and to provide a total compensation package which it believed to be competitive for the Indianapolis market.

Other Benefits.

At various times in the past the Company has adopted certain broad based employee benefit plans in which executive officers are permitted to participate on the same terms as non-executive employees who meet applicable eligibility criteria, subject to any legal limitations on the amount that may be contributed or the benefits that may be payable under the plans. The Company also provides medical and defined contribution plans to the executive officers that are generally available to the other Company employees.

Who determines how much the executive officers are paid?

The Compensation Committee of the Company (each of whom the Board has determined to be “independent” as defined by NASDAQ) determined the 2011 compensation of Morris L. Maurer, the Company’s Chief Executive Officer, and other executive officers.

In carrying out its duties, the Compensation Committee considers the business performance goals established by the Board and relies upon Morris L. Maurer and Philip B. Roby to provide background information. In addition, Messrs. Maurer and Roby evaluate the performance of other senior executive officers and recommends to the Compensation Committee compensation amounts, including salaries, awards under the bonus and non-equity incentive plans, and equity-based compensation, for other senior executive officers.

Results of Say-on-Pay Vote at 2011 Annual Meeting

At the Company’s 2011 annual meeting of shareholders, the Company held a nonbinding advisory vote on our named executive officer compensation (commonly referred to as “Say-on-Pay”). At the meeting, approximately 97% of the represented shares voted to approve the Company’s executive compensation programs, approximately 1% voted against, and approximately 2% abstained from voting.

The Compensation Committee has considered the results of the vote and feedback received from shareholders as part of its review of the Company’s overall executive compensation program, including the appropriateness of the compensation philosophy and objectives, the role of the Committee and executive officers in setting compensation, the elements used to achieve the compensation philosophy and objectives and the levels of compensation provided to the named executive officers. Based upon an analysis of these factors, the Committee determined the Company’s executive compensation philosophy and the application of this philosophy is appropriate.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee (i) is satisfied that the Compensation Discussion and Analysis represents the philosophy, intent and actions of the Committee with regard to executive compensation, and (ii) recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

Members of the Compensation Committee:

David R. Frick (Chairperson), Andre B. Lacy, and Michael S. Maurer.

[The Rest of This Page is Intentionally Left Blank.]

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation earned or paid to our chief executive officer (principal executive officer), our chief financial officer (principal financial officer) and our three most highly compensated executive officers who served in such capacities as of December 31, 2011, each of which had total annual compensation exceeding $100,000 in 2011 or in either of the preceding three years (the “named executive officers”), for services rendered to the Company during the fiscal year ended December 31, 2011.

Name and Principal Position	Year	Salary ($)			Bonus ($)		Stock Awards[1] ($)		Option Awards[1] ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)			Total ($)
(a)	(b)	(c)			(d)		(e)		(f)		(g)		(i)			(j)
Morris L. Maurer, CEO (PEO) and President	2011 2010 2009	$ $ $	386,260 371,404 384,332	[2]	$ $ $	67,958 58,084 -0-	$ $ $	-0- 215,816 215,820	$ $ $	-0- -0- -0-	$ $ $	67,084 37,085 -0-	$ $ $	51,619 44,152 23,689	[2]	$ $ $	572,921 726,541 623,841
Philip B. Roby, COO, EVP, and Chief Lending Officer	2011 2010 2009	$ $ $	317,792 309,286 320,724	[3]	$ $ $	42,902 37,114 -0-	$ $ $	-0- 179,168 161,865	$ $ $	-0- -0- -0-	$ $ $	55,193 30,883 -0-	$ $ $	32,970 42,089 33,944	[3]	$ $ $	448,857 598,540 516,533
Debra L. Ross, CFO (PFO) and SVP	2011 2010 2009	$ $ $	223,735 216,168 215,225	[4]	$ $ $	29,523 25,355 10,000	$ $ $	-0- 105,872 71,940	$ $ $	-0- -0- -0-	$ $ $	38,857 21,585 -0-	$ $ $	13,599 12,760 12,534	[4]	$ $ $	305,714 381,740 309,699
Mark E. Bruin, Chief Client Officer and SVP	2011 2010 2009	$ $ $	248,189 243,383 246,989	[5]	$ $ $	33,123 28,655 -0-	$ $ $	-0- 105,872 71,940	$ $ $	-0- -0- -0-	$ $ $	43,104 24,302 -0-	$ $ $	22,538 20,218 19,559	[5]	$ $ $	346,954 422,430 338,488
Terry K. Scott, Chief Credit Officer and First Vice President	2011 2010 2009	$ $ $	169,068 155,109 144,858	[6]	$ $ $	22,394 18,262 -0-	$ $ $	-0- 65,152 43,164	$ $ $	-0- -0- -0-	$ $ $	29,363 15,488 -0-	$ $ $	10,955 8,634 8,474	[6]	$ $ $	231,780 262,645 196,496

1.	Amounts represent the 2009, 2010 and 2011 aggregate grant date fair value calculated in accordance with FASB ASC Topic 718. Refer to Note 12, “Equity Based Compensation,” in the Notes to 2011 Consolidated Financial Statements included in the annual report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2012, for the relevant assumptions used to determine the valuation of our option and stock awards.

2.	Mr. Maurer received a salary of $377,547; $363,026; and $375,954; and payment for unused personal days of $8,713; $8,377; and $8,377; in 2011, 2010, and 2009, respectively. Mr. Maurer did not receive a salary increase in 2009; the increase in the salary amount between 2008 and 2009 reflects the fact that there was one additional pay period in 2009 as compared to 2008. “All Other Compensation” for 2011 reflects a car allowance of $4,800, employer paid parking of $2,040, a 401K match of $9,800, $30,152 in Company contributions to the non-qualified deferred compensation plan, life and accidental death and dismemberment of $958, and memberships to the Columbia Club and Broadmoor Country Club in the amount of $2,369 and $1,500, respectively during 2011.
3.	Mr. Roby received a salary of $317,792; $309,286; and $320,724; in 2011, 2010, and 2009, respectively. Mr. Roby did not receive a salary increase in 2009; the increase in the salary amount between 2008 and 2009 reflects the fact that there was one additional pay period in 2009 as compared to 2008. “All Other Compensation” for 2011 reflects a car allowance of $4,800, employer paid parking of $2,040, a 401K match of $9,800, $13,000 in Company contributions to the non-qualified deferred compensation plan, life and accidental death and dismemberment of $958, and a membership to the Columbia Club in the amount of $2,372 during 2011.
4.	Ms. Ross received a salary of $218,688; $211,291; and $210,536; and payment for unused personal days of $5,047; $4,876; and $4,688; in 2011, 2010, and 2009, respectively. A portion of the increase in Ms. Ross salary between 2008 and 2009 reflects the fact that there was one additional pay period in 2009 as compared to 2008. “All Other Compensation” for 2011 reflects employer parking in the amount of $1,920, a membership to the Baxter YMCA in the amount $921, life and accidental death and dismemberment of $958, and a 401K match of $9,800 during 2011.
5.	Mr. Bruin received a salary of $245,358; $238,791; and $245,170; and payment for unused personal days of $2,831; 4,592; and $1,819; in 2011, 2010, and 2009, respectively. A portion of the increase in Mr. Bruin’s salary between 2008 and 2009 reflects the fact that there was one additional pay period in 2009 as compared to 2008. “All Other Compensation” for 2011 employer paid parking in the amount of $1,920, a 401K match of $9,800, life and accidental death and dismemberment of $958, and a membership to the Country Club of Indianapolis in the amount of $9,860 during 2011.
6.	Mr. Scott received a salary of $165,878; $152,182; and $142,220; and payment for unused personal days of $3,190; $2,926; and $2,636 in 2011, 2010, and 2009, respectively. A portion of the increase in Mr. Scott’s salary between 2008 and 2009 reflects the fact that there was one additional pay period in 2009 as compared to 2008. “All Other Compensation” for 2011 reflects employer paid parking in the amount of $2,040, life and accidental death and dismemberment of $802, and a 401K match of $8,113 during 2011.

Amounts shown in the Bonus column above reflect amounts paid under the “Top Management Plan” for Messrs. Maurer, Roby, Bruin, Scott and Ms. Ross. Amounts reflected under the “Non-Equity Incentive Plan Compensation” reflect amounts paid under the “Incentive Bonus Plan.”

[The Rest of This Page is Intentionally Left Blank.]

GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information on grants of all plan-based awards made in fiscal years 2010 and 2009, to the executive officers named in the Summary Compensation Table on page 20. There were no grants made in fiscal year 2011.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[2]
(a)	(b)	(i)		(j)	(k)	(l)
Morris L. Maurer	8/26/10 4/10/09	5,300 6,000	[1] [1]	— —	— —	$ $	215,816 215,820
Philip B. Roby	8/26/10 4/10/09	4,400 4,500	[1] [1]	— —	— —	$ $	179,168 161,865
Debra L. Ross	8/26/10 4/10/09	2,600 2,000	[1] [1]	—	—	$ $	105,872 71,940
Mark E. Bruin	8/26/10 4/10/09	2,600 2,000	[1] [1]	—	—	$ $	105,872 71,940
Terry K. Scott	8/26/10 4/10/09	1,600 1,200	[1] [1]	—	—	$ $	65,152 43,164

1.	All restricted stock granted during 2010 and 2009 were granted from the 2005 Equity Incentive Plan at the fair market value at the date of grant and will vest on August 26, 2015 and April 10, 2014, respectively.
2.	Please refer to Note 12, “Equity Based Compensation,” in the Notes to Consolidated Financial Statements included in the annual report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2012, for the relevant assumptions used to determine the valuation of our option awards in 2010 and 2009.

The Company’s 2005 Equity Incentive Plan authorizes the issuance of up to 733,000 shares of the Company’s common stock to participants pursuant to the award of shares of restricted stock or the grant of stock options. Stock options will be exercisable in accordance with the terms established by the Compensation Committee. The full purchase price of each share of stock purchased on the exercise of any option will be paid at the time of exercise. Except as otherwise determined by the Compensation Committee, the exercise price will be payable in cash, by promissory note (as permitted by law), in shares of stock owned by the optionee (valued at fair market value as of the day of exercise), or a combination thereof. The Compensation Committee, in its discretion, may impose such conditions, restriction, and contingencies on stock acquired pursuant to the exercise of an option as it determines to be desirable.

The following types of restricted awards may be granted, as determined by the Compensation Committee:

•	Shares that may be in return for previously performed services, or in return for the participant surrendering other compensation that may be due;

•	Shares that are contingent on the achievement of performance or other objectives during a specified period; and

•

Shares that are subject to a risk of forfeiture or other restrictions that lapse upon the achievement of one or more goals relating to completion of service by the participant, or the achievement of performance or other objectives.

Restricted stock awards will be subject to such conditions, restrictions and contingencies as the Compensation Committee determines.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table contains information concerning unexercised options and stock that has not vested as of December 31, 2011 with respect to the executive officers named in the Summary Compensation Table on page 20.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)	(c)	(e)		(f)	(g)		(h)
Morris L. Maurer	9,500 10,000 — — —	— — — — —	$ $	27.75 43.38 — — —	06/20/2012 05/12/2016 — — —	— — 5,500 6,000 5,300	[1] [2] [3]	$ $ $	— — 244,750 267,000 235,850
Debra L. Ross	5,500 — — —	— — — —		$43.38 — — —	05/12/2016 — — —	— 1,700 2,000 2,600	[1] [2] [3]	$ $ $	— 75,650 89,000 115,700
Philip B. Roby	9,000 — —	— — —		$43.38 — —	06/30/2013 — —	— 4,300 4,500	[1] [2]	$ $	— 191,350 200,250
Mark E. Bruin	5,500 — — —	— — — —		$43.38 — — —	05/12/2016 — — —	— 1,700 2,000 2,600	[1] [2] [3]	$ $ $	— 75,650 89,000 115,700
Terry K. Scott	4,000 — — —	— — — —		$43.38 — — —	05/12/2016 — — —	— 1,300 1,200 1,600	[1] [2] [3]	$ $ $	— 57,850 53,400 71,200

1.	These stock awards vest on July 3, 2012.
2.	These stock awards vest on April 10, 2014.
3.	These stock awards vest on August 26, 2015.

OPTION EXERCISES AND STOCK VESTED

The following table contains information concerning each option that was exercised and each stock award that vested during 2011 with respect to each of the executive officers named in the Summary Compensation Table on page 20.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Morris L. Maurer	—	—	-0-	—
Debra L. Ross	—	—	-0-	—
Philip B. Roby	7,500	$125,250	-0-	—
Mark E. Bruin	4,000	$78,480	-0-	—
Terry K. Scott	—	—	-0-	—

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information on all existing Stock Option Plans and Restricted Stock Plans as of December 31, 2011.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders [1]	212,463	[2]	$41.30	314,500	[3,4]

1.	Includes all outstanding Stock Option Plans and Restricted Stock Plans of the Company.
2.	Includes securities to be issued upon the exercise of options under the Stock Option Plans, and does not include any shares of outstanding restricted stock.
3.	Represents shares subject to or reserved for issuance under the 2005 Equity Incentive Plan.
4.	Not reflected in the above are shares which may be issued in connection with the payment of directors’ fees. In 2011, each non-employee Director of the Corporation, other than the Chairman of the Board, received as partial payment of director fees grants of 218 shares of the common stock of the Corporation (for an aggregate number of 1,308 shares). In addition, the above does not include shares which may be issued in connection with the payment of director fees to the Chairman of the Board. In 2011, the Chairman received as partial payment of his director fees 1,311 shares. For a discussion of these fees, see the portion of this proxy statement entitled “Compensation of Directors” above.

NONQUALIFIED DEFERRED COMPENSATION

The following table contains information concerning nonqualified deferred compensation with respect to each of the executive officers named in the Summary Compensation Table on page 20 who participate in the Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE[1] ($)
(a)	(b)		(c)		(d)	(e)	(f)
Morris L. Maurer	$60,304	[1]	$30,152	[1]	$17,768	$-0-	$445,481	[2]
Philip B. Roby	$26,000	[1]	$13,000	[1]	$26,375	$-0-	$585,688	[3]

1.	These amounts are reported as compensation in the Summary Compensation Table.
2.	$286,800 was previously reported as compensation in the Summary Compensation Table in prior fiscal years.
3.	$439,969 was previously reported as compensation in the Summary Compensation Table in prior fiscal years.

Under the terms of the Deferred Compensation Plan, participants may defer up to 50% of total cash compensation, and the Company will match 50% of the executive’s deferral. The Deferred Compensation Plan is unfunded and accruals and earnings on the deferrals are recorded as a liability on the Company’s financial statements. The Deferred Compensation Plan is administered by the Compensation Committee of the Board of Directors. Earnings will accrue interest at a rate equal to the interest rate on 10-year Treasury securities for the 12-month period ended on September 30 of the year prior to the plan year to which the earnings rate will apply, plus 150 basis points. The Company may also make additional matching contributions in any amount as may be determined by the Committee in its sole discretion. In addition, the Committee may make supplemental contributions. Matching and supplemental contributions under the plan will vest upon the first to occur of the following events: five years of service, the participant attaining age 62, the death of the participant, the total and permanent disability of the participant, or the date on which there is a change of control of the Company.

401(K) SAVINGS PLAN

The Company sponsors The National Bank of Indianapolis Corporation 401(k) Savings Plan for the benefit of substantially all of the employees of the Company and its subsidiaries. All employees of the Company and its subsidiaries become participants in the 401(k) Plan after attaining age 18.

Each participant may enter into a salary redirection agreement with the Company or the Bank whereby the Company or the Bank redirects to the participant’s account in the 401(k) Plan an amount, on a pre-tax basis, equal to not less than one percent (1%) or more than fifty percent (50%) of the participant’s compensation, as defined in the 401(k) Plan. In addition, participants who have attained age 50 may elect to make a “catch-up contribution” up to the dollar amount specified in Section 414(v) of the Internal Revenue Code. If a participant makes salary redirection contributions to the 401(k) Plan, the Company will make a “safe harbor” matching contribution in the amount necessary to match 100% of the first 3% deferred and 50% of the next 2% of the participant’s salary redirection contribution. The Board of Directors of the Company may, in its discretion, make an additional matching contribution to the 401(k) Plan in such amount as the Board may determine. In addition, the Company may fund all or any part of its matching contributions with shares of its stock, as long as the total amount of stock does not exceed 25% of each employee’s total amount invested in the plan. The Company also may, in its discretion, make a profit sharing contribution to the 401(k) Plan.

An employee who has an interest in a qualified retirement plan with a former employee may transfer the eligible portion of that benefit into a rollover account in the 401(k) Plan. The participant may request that the trustee invest up to 25% of the fair market value of the participant’s rollover contribution to a maximum of $200,000 (valued as of the effective date of the contribution to the 401(k) Plan) in whole and fractional shares of the Common Stock to the Company.

Benefits under the 401(k) Plan are distributable to participants or their beneficiaries in a single sum payment upon retirement, death, disability or termination of employment.

Executive and registrant contributions have been included in the compensation reported for each of the named executive officers.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth the severance and change in control benefits for each named executive officer under the specifically described scenarios as if such change in control and termination occurred as of December 31, 2011.

Name	Plan Name	Termination by the Executive due to Good Reason, or by the Company without Cause	Termination without Cause by Company within 12 months after a Change in Control, or Termination by the Executive within 90 days after a Change in Control
Morris L. Maurer	Employment Agreement	$1,278,885	$3,263,376	[1]
	Deferred Compensation	$445,481	$445,481
Philip B. Roby	Deferred Compensation	$585,688	$585,688

1.	This amount includes the value of shares of restricted stock and options which would vest, as set forth below.

Under the terms of the employment agreement, Mr. Maurer has agreed to certain non-compete and non-solicitation restrictions following employment, and must sign a form of release prior to receiving any of the payments set forth above.

In the event of a change in control of the Company all granted and outstanding stock options and awards of shares of restricted stock become immediately exercisable and vested, respectively. The following table assumes that a change in control was effective on December 31, 2011, and the Company’s common stock was $44.50 per share. The amount indicated as the value of the accelerated vesting for shares of restricted stock options is the number of shares multiplied $44.50. There were no stock option grants that were unvested at December 31, 2011.

Morris L. Maurer	Restricted Stock	$747,600
Philip B. Roby	Restricted Stock	$391,600
Debra L. Ross	Restricted Stock	$280,350
Mark E. Bruin	Restricted Stock	$280,350
Terry K. Scott	Restricted Stock	$182,450

Under the terms of the option and restricted stock award agreements, each of the named executive officers have agreed to certain non-compete and non-solicitation restrictions following termination of employment.

SENIOR FINANCIAL OFFICERS CODE OF CONDUCT

The Board of Directors of the Company has adopted a Senior Financial Officers Code of Conduct that applies to the Company’s senior financial officers, consisting of the principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The purpose of the Code of Conduct is to promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of the Company’s financial records and the preparation of financial statements filed with the Securities and Exchange Commission. This Code of Conduct supplements the Code of Conduct applicable to all of the Corporation’s and the Bank’s employees. A copy of the Company’s Senior Financial Officers Code of Conduct is available to any person who requests a copy, free of charge, by calling Suzanne Harris at (317) 261-9000.

SHAREHOLDER COMMUNICATIONS

Any shareholder who desires to contact the Chairman of the Board of Directors or the other members of the Board of Directors may do so electronically by sending an email to the following address: BoardofDirectors@NBofI.com. Alternatively, a shareholder can contact the Chairman of the Board or the other members of the Board by writing to: Board of Directors, The National Bank of Indianapolis Corporation, Suite 700, 107 North Pennsylvania Street, Indianapolis, Indiana 46204. Communications received electronically or in writing are distributed to the Chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls and auditing matters are received, then they will be forwarded to the Chairperson of the Audit Committee for review.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

The National Bank of Indianapolis (the “Bank”), the Company’s wholly-owned banking subsidiary, has had, and expects to have in the future, banking transactions in the ordinary course of business with certain directors and officers of the Company and the Bank and their associates, as well as with corporations or organizations with which they are connected as directors, officers, shareholders or partners. These banking transactions are made in the ordinary course of business, are made on substantially the same terms (including interest rates and collateral) as those prevailing at the Company and the Bank for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features. Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

During 2011, Halakar Property Management, Inc., received payments for property management services to the Bank in the amount of approximately $195,000. Todd J. Maurer, the son of Michael S. Maurer (the Chairman of the Board of the Company and the Bank) is the president of and a principal in Halakar Property Management, Inc. Also during 2011, Thompson Distribution Company, Inc., received payments for building maintenance services provided to the Bank in the amount of approximately $213,000. John T. Thompson, a director of the Company, is the president of and a principal in Thompson Distribution Company, Inc.

The Audit Committee is responsible under the provisions of the Audit Committee Charter for approving any transactions between the Company or the Bank and any related party, except for loans or extensions of credit made on the terms discussed above.

AUDIT FEES

The following table sets forth the aggregate fees billed by Crowe Horwath LLP during 2011 and 2010 for audit services rendered in connection with the consolidated financial statements and reports for the years ended December 31, 2011 and 2010, and for other services rendered for the years ended December 31, 2011 and 2010, on behalf of the Company and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services, which have been billed to the Company.

	Years ended December 31
	2011	2010
Audit Fees	$205,000	$187,500
Audit-Related Fees	3,500	5,900
Tax Fees	17,250	16,550
Other Fees	9,190	936

TOTAL FEES	$234,940	$210,886

Audit Fees: Consists of fees billed for professional services rendered for (i) the audit of the Company’s consolidated financial statements, (ii) quarterly reviews and review of the Company’s Form 10-K; and (iii) statutory and regulatory filings or engagements, and (iv) for the year ended December 31, 2011, accounting consultations on matters addressed during the audit or interim reviews.

Audit-Related Fees: For the year ended December 31, 2011, consists of fees billed for assistance with various accounting and reporting matters. For the year ended December 31, 2010, consists of fees billed for assistance with various accounting and reporting matters.

Tax Fees: Consists of tax return preparation.

All Other Fees: Consists of fees for all other services other than those reported above, including the payment of $9,190 reflected in 2011 to Crowe Horwath LLP for its review of the compensation arrangements of the Company and its participation in meetings with the Compensation Committee in 2011. The Company’s intent is to minimize services in this category.

All of the fees and services described above under “audit fees,” “audit-related fees,” “tax fees” and “other fees” were pre-approved by the Audit Committee. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and its subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval.

In selecting Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, the Audit Committee has considered whether services other than audit and audit-related provided by Crowe Horwath LLP are compatible with maintaining the independence of Crowe Horwath LLP.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements with management, including a discussion of the quality, not just the acceptability of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61, as amended). In addition, the Audit Committee has discussed with the independent auditors their independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board (including Independence Standards Board Standard No. 1), considered the compatibility of nonaudit services (including audit-related services set forth above) with the auditors’ independence, and concluded that the provision of the nonaudit services was compatible with such independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the independent auditors, with and without management present, and with the internal auditors with management present to discuss the results of their examinations, their evaluations of the Company’s internal control and the overall quality of the Company’s financial reporting. The Audit Committee held seven meetings during fiscal year 2011.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission. The Audit Committee has appointed the Company’s independent registered public accounting firm.

To further assist in ensuring the independence of the independent auditors, in March 2002, the Audit Committee adopted a resolution limiting the non-audit services which the independent auditors could provide to the Company or the Bank. As provided in this resolution of the Audit Committee, neither the Company nor the Bank may hire the Company’s independent auditors to perform any consulting work without the specific written prior approval of the Audit Committee, other than with respect to tax related matters or matters relating to the preparation or filing of documents and reports with the Securities and Exchange Commission.

Members of the Audit Committee:

Kathryn G. Betley (Audit Committee Chairperson), Andre B. Lacy, and John T. Thompson

SECURITIES OWNERSHIP OF MANAGEMENT

How much stock do our Executive Officers and Directors own?

The following table shows the number of shares of common stock owned by each director and named executive officer, and by the directors and all of the Company’s executive officers as a group. The table shows ownership as of April 19, 2012. The number of shares shown as being beneficially owned by each director and executive officer are those over which he or she has sole voting or investment power, unless otherwise noted.

Name of Beneficial Owner	Number of Shares		Percent of Class
Kathryn G. Betley	15,893		0.7%
Nathan J. Feltman	443		0.0%
David R. Frick	26,268		1.1%
Andre B. Lacy	31,018		1.3%
Michael S. Maurer	529,504		22.7%
Morris L. Maurer	104,863	[1]	4.4%
Philip B. Roby	43,651	[2]	1.9%
William S. Oesterle	1,277		0.1%
John T. Thompson	3,566		0.2%
Debra L. Ross	14,483	[3]	0.6%
Mark E. Bruin	15,112	[4]	0.6%
Terry K. Scott	8,622	[5]	0.4%
Directors and executive officers as a group (consisting of 12 individuals)	794,700		33.1%

1.	Includes 38,000 shares held jointly with the spouse of Mr. Maurer, 19,500 shares which Mr. Maurer has the right to acquire pursuant to the exercise of stock options, 16,800 shares of restricted stock, and 2,615 shares in the 401(k) Plan allocated to the account of Mr. Maurer.
2.	Includes 6,900 shares held jointly with the spouse of Mr. Roby, 3,000 shares held by the spouse of Mr. Roby as custodian for the grandchildren of Mr. Roby, 1,250 held by the spouse of Mr. Roby, 9,000 shares which Mr. Roby has the right to acquire pursuant to the exercise of stock options, 8,800 shares of restricted stock, and 2,301 shares in the 401(k) Plan allocated to the account of Mr. Roby.
3.	Includes 5,500 shares which Ms. Ross has the right to acquire pursuant to the exercise of stock options, 6,300 shares of restricted stock, and 1,583 shares in the 401(k) Plan allocated to the account of Ms. Ross.
4.	Includes 5,500 shares which Mr. Bruin has the right to acquire pursuant to the exercise of stock options, 6,300 shares of restricted stock, and 1,112 shares in the 401(k) Plan allocated to the account of Mr. Bruin.
5.	Includes 4,000 shares which Mr. Scott has the right to acquire pursuant to the exercise of stock options, 4,100 shares of restricted stock, and 522 shares in the 401(k) Plan allocated to the account of Mr. Scott.

SECTION 16(a) — BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of the common stock, to file reports of ownership with the Securities and Exchange Commission. The rules of the Securities and Exchange Commission require that the Company disclose late filings of reports by these individuals. Based solely on a review of Forms 3, 4 and 5 and amendments to such forms, the Company believes that all filings on behalf of such persons were made on a timely basis in 2011, with the exception of one Form 4 for Mr. Bruin (with respect to the exercise of options).

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the beneficial ownership of the Company as of April 19, 2012 by the shareholders or affiliated group of shareholders known by the Company to beneficially own 5% or more of the Company’s common stock outstanding on that date.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Michael S. Maurer 11550 North Meridian Street Suite 115 Carmel, Indiana 46032	529,504	22.7%

Glick Apartment Holdings 8425 Woodfield Crossing Boulevard Suite 300W Indianapolis, Indiana 46240	125,000	5.4%

ADDITIONAL INFORMATION

The 2011 Annual Report to Shareholders, containing financial statements for the year ended December 31, 2011, and other information concerning the operations of the Corporation is enclosed herewith, but is not to be regarded as proxy soliciting material. Upon written request, the Company will provide without charge to each shareholder a copy of the Company’s annual report on Form 10-K which is required to be filed with the Securities and Exchange Commission for the year ended December 31, 2011. All requests should be addressed to:

Debra L. Ross, CFO

The National Bank of Indianapolis Corporation

Suite 700

107 North Pennsylvania Street

Indianapolis, Indiana 46204

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY

MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 21, 2012

The Company’s proxy statement for the annual meeting of shareholders to be held on June 21, 2012, proxy card and annual report to shareholders for the fiscal year ended December 31, 2011 are available at: http://www.nbofi.com/proxy

We are mailing a full set of our printed proxy materials to shareholders of record on or about May 7, 2012. On this date, all shareholders of record and beneficial owners will have the ability to access all of the proxy materials on the website referred to above. These proxy materials will be available free of charge.

THE NATIONAL BANK OF INDIANAPOLIS CORPORATION

107 North Pennsylvania, Suite 700

Indianapolis, Indiana 46204

THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Debra L. Ross and Suzanne C. Harris, and each of them, as Proxies, each having the power to act without the other and to appoint her substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of The National Bank of Indianapolis Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 107 North Pennsylvania Street, Indianapolis, Indiana on June 21, 2012, at 2:30 p.m. (local time), or any adjournment or postponement thereof, on the following matters:

1.	Election of Directors

? FOR all nominees listed below ? WITHHOLD AUTHORITY to vote

(except as marked to the contrary below) for all nominees listed below

For a 3-year term to expire at the 2015 Annual Meeting of Shareholders

Kathryn G. Betley David R. Frick John T. Thompson

For a 1-year term to expire at the 2013 Annual Meeting of Shareholders

Christie B. Kelly

(INSTRUCTION: To withhold authority to vote for any individual, strike a line through the nominee’s name in the list above.)

2.	Ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

? FOR ? AGAINST ? ABSTAIN

3.	In their discretion, on such other matters as may properly come before the meeting and any adjournment or postponement thereof.

This proxy will be voted as directed, but if no direction is given, this proxy will be voted FOR all of the nominees listed in Proposal 1 and FOR Proposal 2. With respect to any other matters as may properly come before the Annual Meeting of Shareholders, the proxies named herein will have the authority to vote on such matters and intend to vote in accordance with the recommendation of the Company’s Board of Directors or, if no recommendation is given, in their own discretion.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be Held on June 21, 2012. This proxy card, the related proxy statement and our 2011 Annual Report to Shareholders are available at http://www.nbofi.com/proxy.

Please sign exactly as name appears below. If there are two or more owners, each owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: , 2012

(Signature)

(Signature, if held jointly) Your vote is important. Please mark, sign, date and return this Proxy promptly using the enclosed envelope.